Compass Pathways Announces Third Quarter 2026 Financial Results and Business Highlights
•Final NDA submission nearing completion and will be filed in the next two weeks
•Launch readiness on track for expected launch in H12027, subject to FDA approval
•Data from two positive Phase 3 trials reinforce COMP360's unique and highly differentiated profile of rapid onset and durability of effect with 52-week open label data from COMP005 showing notable added benefit from an additional COMP360 25 mg dose extending durability out to one year
•The Phase 3 data supports the belief that COMP360 has the potential to establish a new standard of care in TRD that can be life-changing for patients − moving beyond daily or frequent administration toward an option that could provide durable benefit with just a few treatments a year
•COMP360 expected to be a blockbuster opportunity with an estimated 4 million people in the U.S. living with TRD, a significantly underserved market where the only marketed medicine has captured <3% market share
•COMP360 expected to fit seamlessly into current treatment infrastructure
•Late-stage PTSD trial ongoing
•Strong cash position of $444 million at the end of third quarter, providing cash well beyond launch and into 2028
•Compass management will host a call on November 3 at 8:00 am ET
LONDON & JERSEY CITY--(November 3, 2026) -- Compass Pathways plc (Nasdaq: CMPS), a biotechnology company dedicated to unlocking urgently needed new treatment options in mental health care, today reported the third quarter 2026 financial results and business highlights.
"Compass is leading one of the most important advances in mental health care in decades. Millions of people living with TRD are waiting for new treatments that can deliver meaningful and lasting benefit, and we believe COMP360 has the potential to change the paradigm," said Kabir Nath, Chief Executive Officer of Compass Pathways. “With the imminent completion of our NDA submission and the potential for a quick approval, we are executing with urgency and discipline to launch this much needed treatment in the first half of 2027. At the same time, we continue to advance our PTSD program, extending the potential impact of COMP360 to additional patient populations with significant unmet need. With a robust clinical package, a clear path forward, and a launch-ready organization, Compass is well positioned to deliver a successful TRD launch."
Business Highlights
Advancing toward final NDA submission
•Rolling New Drug Application (NDA) submission nearing completion, with rolling review underway. Final NDA submission will be filed in the next two weeks

•Potential for accelerated review, approval and rescheduling, given the National Priority Voucher (NPV) which could shorten review times to 1-2 months, and the White House Executive Order on psychedelic treatments directing Drug Enforcement Administration (DEA) to conduct a timely review to support rapid rescheduling following successful Phase 3 data

Launch-readiness on track for expected launch in H1
•Highly experienced commercial team in place and sales team selection underway
•Advancing commercial readiness across provider training and education, patient access, reimbursement, federal and state engagement, and support programs to enable launch execution and broad patient access
•COMP360 expected to fit seamlessly within an established and expanding infrastructure of more than 8,500 treatment centers1 already equipped to deliver multi-hour treatments
•Launch readiness on track for expected launch in H12027, subject to FDA approval

Potential to transform TRD care and advance a blockbuster opportunity
• 52-week open label data from COMP005 and 6-month data from COMP006 reinforce COMP360’s highly differentiated profile, demonstrating rapid onset, sustained durability, and reproducibility of effect in one of psychiatry’s most challenging conditions
o52-week open label data showed notable added benefit from an additional COMP360 25 mg dose during Part C extending durability out to one year
oCOMP360 demonstrated a generally well-tolerated and safe profile
•Supported by robust data from more than 1,000 participants, COMP360 has the potential to establish a new standard of care for the estimated 4 million people in the U.S. living with TRD, a significantly underserved market where the only marketed medicine has captured <3% market share
•With the potential to deliver clinical benefit from only a few treatments per year, COMP360 is expected to be a blockbuster opportunity

Building momentum in PTSD
•Late-stage PTSD trial, designed to be registration-enabling underway
•Compass working with U.S. Department of Veterans Affairs (VA) on a multi-site randomized controlled clinical trial evaluating the safety and efficacy of COMP360 psilocybin in the treatment of TRD in veterans, including those with concurrent PTSD
Financial highlights
Research and development expenses were $23.5 million and $79.1 million for the three and nine months ended September 30, 2026, respectively, compared with $27.3 million and $88.5 million during the same periods in 2025, respectively. The decrease was primarily driven by lower development expenses, reflecting reduced clinical trial costs following completion of our Phase 3 program for COMP360 psilocybin treatment in TRD, as well as reduced discovery program expenses following the termination of certain programs in connection with the reorganization that took place in the fourth quarter of 2024 and the related contract terminations in 2025. This decrease was partially offset by an increase in facilities and other expenses primarily due to an increase in external consulting fees and contractors.
Selling, general and administrative expenses were $33.0 million and $72.6 million for the three and nine months ended September 30, 2026, respectively, compared with $13.2 million and $44.6 million during the same periods in 2025, respectively. The increase was primarily due to increased costs to support our commercial preparedness activities in advance of potential FDA approval and commercialization of COMP360 for TRD, including investments in commercial infrastructure, market access and reimbursement capabilities, supply chain readiness and other launch preparation activities.
Net loss was $9.8 million, or $0.07 net loss per share (basic) and $0.31 net loss per share (diluted), and $172.4 million, or $1.35 net loss per share (basic and diluted), for the three and nine months ended September 30, 2026, respectively, compared with $137.7 million, or $1.44 net loss per share (basic and diluted), and $194.0 million, or $2.09 net loss per share (basic and diluted), during the same periods in 2025, respectively. The decrease in net loss was primarily driven by non-cash fair value adjustments related to our warrants. The change in fair value was a $40.8 million gain and $33.9 million loss, for the three and nine months ended September 30, 2026, respectively, compared with $101.3 million loss and $84.4 million loss for the same periods in 2025, respectively. As the fair value of the warrants fluctuates with our share price, this adjustment can result in significant variability in our reported net income or net loss.
Cash and cash equivalents were $444.0 million as of September 30, 2026, compared with $149.6 million as of December 31, 2025.
Debt was $51.0 million as of September 30, 2026, compared with $31.6 million as of December 31, 2025.
Financial Guidance
The current cash position is expected to be sufficient to fund operating expenses and capital expenditure requirements into 2028.
Conference Call
The management team will host a conference call at 8:00 am ET (1:00 pm UK) on November 3, 2026. A live webcast of the call will be available on the Compass Pathways website at: https://lifescievents.com/event/csy40je/
About treatment resistant depression (TRD)
TRD is a form of depression, distinct from major depressive disorder (MDD), that is defined as an inadequate response to two or more courses of antidepressants of adequate dose and duration. An estimated 4 million people in the U.S. live with TRD, of whom fewer than 5% are currently on a TRD-indicated treatment.2,3,4 TRD has a significantly greater impact on individuals compared to MDD, leading to residual symptoms, poorer quality of life, increased comorbidities, higher mortality, and an increased risk of suicide.5 Research suggests this may be attributed to the role of altered brain network functioning in TRD, with biological changes becoming more entrenched with recurrent or prolonged depressive episodes.5,6,7,8,9
Many people living with TRD experience years of cycling through treatments that aren't providing meaningful relief, with an impact extending across work, school, relationships and daily life. A national survey of people with TRD and their caregivers revealed the cumulative burden of the treatment cycle, with 95% of surveyed patients describing themselves as either functioning but struggling, surviving day-to-day or barely getting by. Furthermore, the impact extends well beyond the individual, with approximately 70% of caregivers reporting that TRD negatively affects the whole family's social, physical and/or mental health, reinforcing the urgent need for new treatment approaches that can meaningfully improve the lives of those affected by TRD.
About Post-Traumatic Stress Disorder
Post-Traumatic Stress Disorder (PTSD) is a serious mental health condition that can develop after exposure to traumatic events such as personal assault, combat, natural disasters, or serious accidents. Characterized by symptoms such as intrusive memories, avoidance behaviors, negative shifts in mood and cognition, and heightened arousal, PTSD affects approximately five percent of adults in the U.S. annually. Symptoms may appear within months of the trauma or be delayed, and they must persist for over a month and interfere with daily functioning to meet diagnostic criteria.
PTSD can impact anyone, though certain populations—including veterans, first responders, and survivors of abuse—are at elevated risk. Individuals living with PTSD frequently experience comorbid mental health conditions, most commonly, depression, anxiety disorders, substance use disorders, as well as a significantly increased risk of suicide. These overlapping conditions can intensify distress and complicate treatment.
Affecting 13 million people in the U.S. each year, PTSD remains an underserved condition. There are currently only two FDA-approved medications for PTSD. This limited pharmacological landscape underscores the urgent need to advance care for patients experiencing this debilitating condition.
About Compass Pathways
We believe mental health patients deserve the possibility of a better future. Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to unlocking urgently needed new treatment options in mental health care. Our initial focus is developing COMP360 psilocybin, a proprietary, investigational, synthetic psilocybin treatment under evaluation for treatment-resistant depression (TRD) and post-traumatic stress disorder (PTSD). COMP360 is a potentially first-in-class treatment and has Breakthrough Therapy designation from the U.S. Food and Drug Administration (FDA), as well as Innovative Licensing and Access Pathway (ILAP) designation in the UK for TRD. We are leading the world’s largest classic psychedelic clinical program in TRD, and building upon that robust foundation, we are executing a late-stage trial evaluating COMP360 for PTSD, another condition with high unmet need. Our goal is to advance treatments that move the field of psychiatry towards treatment options that offer rapid onset and sustained durability with infrequent dosing.
Compass is headquartered in London, UK, with a U.S. office in New Jersey.
We are driven by our purpose of unlocking pathways to be – opening futures filled with possibility. Together, we are on an ambitious journey toward enabling people living with mental health conditions to find clarity through self-discovery, because every journey needs a Compass.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “contemplate”, “estimate”, “predict”, “potential”, “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, statements regarding our expectations regarding our financial guidance; our business strategy and goals; our expectations and projections about the company’s future cash needs and financial results; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment of TRD or PTSD; our plans and expectations regarding our clinical trials, including our phase 3 trials in TRD and our phase 2b/3 trial in PTSD; our expectations regarding the time periods for the release of data from Part B of the COMP006 Phase 3 trial for TRD; any implication that past results will be predictive of future results; our expectations regarding the timing of our rolling submission of a new drug application, or NDA, for COMP360 psilocybin treatment in TRD and the timing of the review by the Food and Drug Administration, or FDA, of such NDA, including potential acceleration due to the grant of rolling review and award of a Commissioner’s National Priority Voucher, or CNPV, for COMP360 psilocybin treatment in TRD; the potential for the pivotal phase 3 program in TRD to support regulatory filings and approvals on an accelerated basis or at all; our expectations regarding potential commercial launch timelines and our commercial readiness; our efforts and our ability to obtain regulatory approval and adequate coverage and reimbursement; our ability to transition from a clinical-stage to a commercial-stage organization and effectively launch a commercial product, if regulatory approval is obtained, on an accelerated timeline or at all; and our expectations regarding the benefits of our investigational COMP360 psilocybin treatment, including as a treatment of TRD or PTSD. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Compass’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
These risks, uncertainties, and other factors include, among others: uncertainties associated with risks related to clinical development which is a lengthy and expensive process with uncertain outcomes, and therefore our clinical trials may be delayed or terminated and may be more costly than expected; the full results and safety data from our Phase 3 clinical trials in TRD may not be consistent with the preliminary results to date; our need for additional funding to achieve our business goals and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials; that the rolling review process and/or the Commissioner's National Priority Voucher pilot program may not actually lead to a faster FDA review or approval process; our efforts to obtain FDA approval, or approval from regulatory authorities in other jurisdictions, for our investigational COMP360 psilocybin treatment on an accelerated basis, or at all, may be unsuccessful; our efforts to commercialize and obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; the risk that our strategic collaborations will not continue or will not be successful; and our ability to retain key personnel; and those risks and uncertainties described under the heading “Risk Factors” in Compass’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, the prospectus supplement related to the proposed public offering we plan to file and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, Compass disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Compass’s current expectations and speak only as of the date hereof.
References
1.www.spravatohcp.com/find-treatment-center – data pulled 10/27/2026
2. Wing V, et al. Poster S97 Contemporary Estimate of the National Prevalence of Treatment-Resistant Depression in the United States. Presented at ADAA 2026
3. IQVIA.
4. Data on file.

Enquiries
Media: Dana Sultan-Rothman, media@compasspathways.com
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324

COMPASS PATHWAYS PLC
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	September 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$443,979	$149,608
Restricted cash	425	379
Prepaid expenses and other current assets	43,144	41,503
Total current assets	487,548	191,490
NON-CURRENT ASSETS:
Operating lease right-of-use assets	3,454	3,424
Deferred tax assets	5,114	3,751
Long-term prepaid expenses and other assets	22,980	11,684
Total assets	$519,096	$210,349
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$8,988	$15,222
Accrued expenses and other liabilities	16,970	9,214
Debt, current portion	1,425	17,523
Operating lease liabilities - current	1,803	2,110
Warrant liabilities	296,677	203,726
Total current liabilities	325,863	247,795
NON-CURRENT LIABILITIES:
Debt, non-current portion	49,561	14,110
Operating lease liabilities - non-current	1,605	1,292
Total liabilities	$377,029	$263,197
SHAREHOLDERS' EQUITY/(DEFICIT):
Ordinary shares, £0.008 par value; 141,684,353 and 96,085,785 shares authorized, issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1,461	973
Additional paid-in capital	1,150,543	783,562
Accumulated other comprehensive loss	(14,920)	(14,789)
Accumulated deficit	(995,017)	(822,594)
Total shareholders' equity/(deficit)	$142,067	$(52,848)
Total liabilities and shareholders' equity/(deficit)	$519,096	$210,349

COMPASS PATHWAYS PLC
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	Three Months ended September 30,		Nine Months ended September 30,
	2026	2025	2026	2025
OPERATING EXPENSES:
Research and development	$23,458	$27,325	$79,113	$88,530
Selling, general and administrative	32,979	13,211	72,600	44,555
Total operating expenses	56,437	40,536	151,713	133,085
Loss from operations:	(56,437)	(40,536)	(151,713)	(133,085)
OTHER INCOME (EXPENSE), NET:
Fair value change of warrant liabilities	40,782	(101,318)	(33,879)	(84,398)
Interest income	3,596	1,588	9,759	5,872
Benefit from R&D tax credit	2,048	3,924	7,108	16,659
Interest expense	(1,505)	(1,105)	(4,453)	(3,380)
Foreign exchange gains (losses)	23	(883)	(1,617)	3,599
Other income	556	383	1,586	1,010
Total other income (expense), net	45,500	(97,411)	(21,496)	(60,638)
Loss before income taxes	(10,937)	(137,947)	(173,209)	(193,723)
Income tax benefit (expense)	1,106	230	786	(261)
Net loss	$(9,831)	$(137,717)	$(172,423)	$(193,984)

Net loss per share attributable to ordinary shareholders: basic	$(0.07)	$(1.44)	$(1.35)	$(2.09)
Weighted average ordinary shares outstanding: basic	138,719,375	95,337,993	128,084,630	92,646,458
Net loss per share attributable to ordinary shareholders: diluted	$(0.31)	$(1.44)	$(1.35)	$(2.09)
Weighted average ordinary shares outstanding: diluted	162,568,025	95,337,993	128,084,630	92,646,458

Net loss	$(9,831)	$(137,717)	$(172,423)	$(193,984)
Other comprehensive (loss) income:
Foreign exchange translation adjustment	(179)	(605)	(131)	1,007
Comprehensive loss	$(10,010)	$(138,322)	$(172,554)	$(192,977)